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                      [PULASKI FINANCIAL CORP. LETTERHEAD]


FOR IMMEDIATE RELEASE


                    PULASKI FINANCIAL SEES SOLID SECOND HALF
            AFTER $100 MILLION GROWTH IN LOAN PORTFOLIO YEAR TO DATE

                o        SECOND QUARTER EXPECTED TO BE SIMILAR TO YEAR AGO
                o        LOAN PORTFOLIO SURGES 37% IN FISCAL YEAR
                o COMPANY ALSO ANNOUNCES SECOND-QUARTER CONFERENCE CALL ON APRIL 29, 2004


ST. LOUIS, APRIL 14, 2004--Pulaski Financial Corp. (Nasdaq: PULB), parent of Pulaski Bank, today reported a $66 million growth in its loan portfolio to more than $379 million during the recently completed quarter should have a positive impact on results for the second half of the fiscal year. Year to date, the bank's loan portfolio has grown more than $100 million. Overall results for the second quarter ended March 31, 2004, are expected to be in line with expectations and similar to last year's record second quarter.

"As we had projected, this year should unfold into a substantially stronger second half as we transition from the mortgage refinancing boom of the past two years to a more traditional banking environment," said William A. Donius, chairman, president and chief executive officer. "Our focus has been on expanding our retail banking operations, including growing our portfolio of residential purchase mortgages, home equity lines of credit and commercial loans. We expect the robust growth in our loan portfolio to contribute to solid quarters going forward as we benefit from the resulting interest income."

Pulaski reported second-quarter net income last year of $1.4 million, or $0.48 per diluted share. The company expects to report complete results for this year's second quarter prior to the opening of the stock market on April 29, 2004.

CONFERENCE CALL SCHEDULED

Pulaski also announced it has scheduled a teleconference and simultaneous webcast that morning beginning at 11 a.m. EDT to discuss the results.

Participants in the conference call may dial 201-689-8359 a few minutes before start time. The call also will be available for replay through May 13, 2004, at 201-612-7415, account number 3055 and conference I.D. 101866.

The webcast can be accessed at
http://www.viavid.net/detailpage.aspx?sid=00001B1B and will be archived for
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three months.

Pulaski Financial Corp., operating in its 82nd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail banking products through seven full-service offices. The

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company's website can be accessed at www.pulaskibankstl.com. Visit the
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shareholder information page for useful and comparative data.

STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS", "ANTICIPATES", "BELIEVES" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.


FOR ADDITIONAL INFORMATION CONTACT:

     William A. Donius, President & CEO           Karl Plath or Brien Gately
     Pulaski Financial Corp.                      The Investor Relations Company
     (314) 878-2210 Ext. 3610                     (847) 296-4200


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